Kyle L. Tingle CPA, LLC
PERSONAL FINANCIAL PLANNING,
BUSINESS SERVICES & TAX PLANNING

October 24, 2006

To Whom It May Concern:

The firm of Kyle L. Tingle, CPA, LLC consents to the inclusion of their report dated April 10, 2006, except for Notes 1, 2, and 3 which is October 23, 2006, accompanying the audited financial statements of Searchlight Minerals, Inc. as of December 31, 2005, in the Registration Statement Form SB-2/A, Amendment #2, with the U.S. Securities and Exchange Commission, and to our reference to the Firm under the caption "Experts."

Very truly yours,

Kyle L. Tingle, CPA, LLC

Kyle L. Tingle
Kyle L. Tingle, CPA, LLC

3145 E. Warm Springs Road • Suite 450 • Las Vegas, Nevada 89120 • PHONE: (702) 450-2200 • FAX: (702) 436-4218
E-MAIL: ktingle@kyletinglecpa.com